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EXHIBIT 11

BellSouth Corporation
Computation of Earnings Per Share

	For the years ended December 31,
	2000	2001	2002
Earnings Per Share — Basic:
Income Before Extraordinary Losses	$4,220	$2,570	$2,708
Extraordinary Loss on FAS 142 Impairment, net of tax	—	—	(1,285)

Net Income	$4,220	$2,570	$1,423

Weighted average shares outstanding	1,876	1,875	1,870

Earnings Per Common Share Before Extraordinary Losses	$2.25	$1.37	$1.45
Extraordinary Loss on FAS 142 Impairment, net of tax	—	—	$(0.69)

Earnings Per Share	$2.25	$1.37	$0.76

Earnings Per Share — Diluted:
Income Before Extraordinary Losses	$4,220	$2,570	$2,708
Extraordinary Loss on Early Extinguishment of Debt, net of tax	—	—	(1,285)

Net Income	$4,220	$2,570	$1,423

Weighted average shares outstanding	1,876	1,875	1,870
Incremental shares from assumed exercise of stock options and payment of performance share awards	15	12	6

Total Shares	1,891	1,887	1,876

Earnings Per Common Share Before Extraordinary Losses	$2.23	$1.36	$1.44
Extraordinary Loss on Early Extinguishment of Debt, net of tax	—	—	$(0.68)

Earnings Per Share	$2.23	$1.36	$0.76

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  EXHIBIT 11
BellSouth Corporation Computation of Earnings Per Share